Exhibit 10.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, MORTGAGED, HYPOTHECATED, ENCUMBERED, GIFTED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION THEREFROM. THIS NOTE MAY NOT BE TRANSFERRED WITHOUT THE CONSENT OF THE MAKER TO THE EXTENT REQUIRED UNDER THE TERMS OF SECTION 7 HEREOF. ANY ATTEMPT TO TRANSFER THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

NON-NEGOTIABLE PROMISSORY NOTE

$20,000,000.00
Issue Date: May 4, 2020

FOR VALUE RECEIVED, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED BY EACH OF THE UNDERSIGNED, EACH OF THE UNDERSIGNED HEREBY AGREES THAT, FRONT YARD RESIDENTIAL CORPORATION, a Maryland corporation (with its successors, the “Maker”), promises to pay to AMHERST SFRP VI REIT, LLC, a Delaware limited liability company (with its successors and registered permitted assigns, the “Noteholder”), the sum of Twenty Million U.S. Dollars (U.S.$20,000,000), or such lesser principal amount as may be outstanding on the Maturity Date (as defined below), together with interest accrued on the outstanding principal balance from time to time as provided herein, at a rate per annum as hereinafter set forth. Interest on the principal balance outstanding hereunder shall be computed on the basis of a year of 360 days, for the actual number of days elapsed, (a) from the “Issue Date” of this Non-Negotiable Promissory Note (this “Note”) set forth above (the “Issue Date”) or (b) if later, the day such principal was advanced, and paid for the actual number of days elapsed (including the first day but excluding the last day).

This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Termination and Settlement Agreement, dated May 4, 2020 (as amended, restated, modified, waived or supplemented from time to time, the “Termination and Settlement Agreement”), by and among Maker, BAF Holdings, LLC, a Delaware limited liability company, BAF Sub, LLC, a Maryland limited liability company, and Amherst Single Family Residential Partners VI, LP, a Delaware limited partnership.

All payments of the principal of, and interest on, this Note and all other obligations evidenced hereby shall be made to the Noteholder not later than 3:00 p.m. (New York time) on the date when due, by wire transfer to the Noteholder’s account (details of which are provided by the Noteholder to the Maker) or in such other manner as the Maker and the Noteholder shall mutually agree, in lawful money of the United States of America in same day funds.

1. Accrual and Imposition of Interest. The outstanding principal amount of this Note shall bear interest (computed daily until paid) at the Benchmark Rate (as defined below) from time to time plus five percent (5.00%) per annum, which shall be due and payable in arrears on the first Business Day (as defined below) of each calendar quarter and, in the case of accrued and unpaid interest on any principal amount hereof prepaid or repaid, on the date of such prepayment or repayment. Notwithstanding the foregoing, while any Event of Default exists and for so long as it continues, upon and following written notice of the same from the Noteholder (or automatically in the case of an Event of Default described in Section 6(e) hereof), the outstanding principal amount of this Note shall bear interest at a rate that is two percent (2.00%) in excess of the rate of interest otherwise payable thereon under this Note. All interest shall be payable in arrears on the first Business Day of each calendar quarter.

As used herein:

“Benchmark Rate” means, with respect to advances of principal under this Note, for any calendar month (a) an interest rate per annum equal to the Published LIBO Rate for such calendar month or (b) if such rate referred to in clause (a) is not available as of the commencement of any calendar month for any reason (the “LIBO Termination Date”), the Replacement Benchmark Rate for such calendar month; provided that, at any time the rate applicable pursuant to clause (a) or (b) above shall be less than 0.30% per annum, such rate shall be deemed to be 0.30% per annum.

“Published LIBO Rate” means, with respect to any calendar month, the rate of interest for a one (1) month interest period appearing on the applicable Bloomberg page (or on any successor or substitute page of such service, or any successor to such service as determined by the Maker) as the London interbank offered rate for deposits in U.S. Dollars for a term comparable to such one (1) month interest period, at approximately 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the commencement of such calendar month (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates).

“Replacement Benchmark Rate” means an alternate benchmark rate, together with applicable spread or other adjustments (if any) to such benchmark, reasonably determined by the Maker, in consultation with the Noteholder, and notified to the Noteholder in writing by the Maker, which shall represent an alternative benchmark rate, and related adjustments, as applicable, then prevailing for U.S. dollar-denominated credit facilities as a replacement for 1-month LIBOR, it being agreed in any event that the Maker and the Noteholder will negotiate promptly and in good faith to establish the Replacement Benchmark Rate, together with related administrative, technical and conforming changes to the provisions of this Note, by mutual agreement, upon the reasonable request of either the Maker or the Noteholder, in advance of any date when the Published LIBO Rate would be unavailable or cease to represent a prevailing benchmark interest rate under U.S. dollar-denominated credit facilities; provided, that on and from the date that the Published LIBO Rate is no longer available until such time as the Maker and Noteholder have agreed an alternate benchmark rate as set forth above, the “Replacement Benchmark Rate” shall be the sum of the Published LIBO Rate for each of the months in the six (6) month period immediately preceding the LIBO Termination Date, divided by six (6) (as determined in good faith by the Maker).

2. Advances and Payments.

(a) Advances. This Note evidences advances made by the Noteholder to the Maker from time to time in accordance with this Section 2. The aggregate outstanding principal balance of this Note at any time shall be the total of all outstanding advances less the amount of all payments of principal made on this Note from time to time by or for the account of the Maker. As of the Issue Date, after giving effect to the advance made on the Issue Date, the aggregate outstanding principal amount of this Note is Zero U.S. Dollars (U.S.$0). The Maker may pay down and reborrow amounts advanced and subsequently repaid under this Note.

(b) Advance Requests. At any time and from time to time prior to the Maturity Date, the Maker may request advances of principal under this Note from the Noteholder in an aggregate principal amount at any one time outstanding not to exceed Twenty Million U.S. Dollars (U.S.$20,000,000) (the “Commitment Amount”). Each such request for an advance of principal under this Note shall be in a minimum principal amount of Five Hundred Thousand U.S. Dollars (U.S.$500,000). Each request for an advance shall be made by delivering to the Noteholder the Request for Loan Advance in the form attached hereto as Exhibit A (a “Request for Advance” and, together with this Note, collectively, the “Note Documents”) by 11:00 a.m. (New York time) at least eleven (11) Business Days (or such shorter period as may be agreed to by the Noteholder in its sole discretion) in advance. Within eleven (11) Business Days after receipt of the Request for Advance, the Noteholder shall advance such amounts requested to the Maker in such Request for Advance by wire transfer of immediately available funds to the account specified in the Request for Advance. The Noteholder hereby commits to make the advances to the Maker requested by the Maker in accordance with the terms of, and subject to the conditions contained in, this Section 2; provided, that the aggregate principal amount of the advances at any one time outstanding shall not exceed the Commitment Amount.

(c) Funding Conditions. Before each advance made on or following the date hereof, the following conditions must be satisfied:

(i) (A) no Event of Default (as defined below) shall have occurred and be continuing and (B) no failure by the Maker to pay accrued interest under this Note when due as described in Section 6(b) hereof which failure would, with the passage of time, become an Event of Default, shall have occurred and be continuing;

(ii) the representations and warranties of the Maker contained in Section 4 of this Note shall be true and correct in all material respects (in each case without duplication of any materiality qualifier contained therein), on and as of the date of such advance, except to the extent that any such representation or warranty relates to an earlier date in which case such representation or warranty shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date; and

(iii) the Maker shall have delivered a Request for Advance to the Noteholder in accordance with Section 2(b) above.

Each request for an advance shall be deemed to be a representation and warranty by the Maker on the date of such advance as to the facts specified in Sections 2(c)(i) and (ii) above.

(d) Payments. To the extent not sooner due and payable in accordance with the terms hereof, the aggregate outstanding principal balance of this Note, plus any and all accrued and unpaid interest thereon, shall be due and payable in full on May 4, 2022 (the “Maturity Date”). If a payment under this Note otherwise would become due and payable on a day that is not a Business Day, the due date thereof shall be extended to the immediately succeeding Business Day, and interest shall be payable thereon during such extension. As used herein, “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and, in respect of matters related to the Published LIBO Rate, a day on which dealings are carried on in the London interbank eurodollar market. Payments by the Maker on this Note shall be made to the Noteholder by wire transfer to the account of the Noteholder specified in writing by the Noteholder to the Maker from time to time in accordance with the terms hereof.

(e) Voluntary Prepayments; Commitment Reductions. The Maker shall have the right at any time, and from time to time, in its sole discretion, to (i) prepay, without premium or penalty, the obligations outstanding under this Note in whole or in part without notice to the Noteholder and/or (ii) reduce the Commitment Amount under this Note in whole or in part upon prior written notice to the Noteholder, in each case, in a minimum principal amount of Five Hundred Thousand U.S. Dollars (U.S.$500,000), with the proceeds of any such prepayment contemplated by the foregoing clause (i) to be applied in accordance with Section 2(f) below, it being expressly understood and agreed that (A) any such prepayment contemplated by the foregoing clause (i) shall not reduce the Commitment Amount and (B) any reduction of the Commitment Amount pursuant to the foregoing clause (ii) may, at the election of the

Maker, be made conditional on the consummation of any transaction specified by the Maker in its notice of such reduction.

(f) Application of Payments. All payments and prepayments made pursuant to the terms of this Note shall be applied to amounts then due and payable in the following order: first to the then unpaid interest accrued on the outstanding principal balance of this Note; and second to the then outstanding principal balance of the Note.

3. General Provisions Regarding Payments. The Maker will pay all amounts due hereunder at the place for payment specified above in lawful money of the United States of America in same day funds. The Maker hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The Maker shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Note such amounts as may be required to be deducted or withheld therefrom under any provision of applicable law, and to request and be provided any necessary tax forms and information in connection therewith. To the extent such amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes under this Note as having been paid to the person to whom such amounts otherwise would have been paid.

4. Representations and Warranties. The Maker represents and warrants to the Noteholder as of each of the Issue Date and as of the date of each advance evidenced by this Note, that:

(a) the Maker is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the requisite organizational power and authority to own its properties and to transact the businesses in which it is now engaged;

(b) the Maker has taken all necessary organizational action to authorize the execution, delivery and performance of this Note and is duly authorized to enter into, deliver and perform its obligations under this Note;

(c) this Note constitutes a legal, valid and binding obligation of the Maker, enforceable against the Maker in accordance with its terms;

(d) none of the making of this Note or the performance by the Maker of its obligations hereunder will (i) violate any provision of the Maker’s certificate of incorporation or bylaws, (ii) violate any provisions of any applicable statute or any applicable order, rule or regulation of any governmental authority having jurisdiction over the Maker or any of its properties or assets, (iii) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, security agreement, credit agreement or other agreement or instrument to which the Maker is a party, or to which any of the Maker’s property or assets is subject and (iv) will not result in or require the creation or imposition of any lien upon or with respect to any of the assets of the Maker, except, in the case of each of the foregoing clauses (ii), (iii) and (iv), as would not reasonably be expected to have a Material Adverse Effect (as defined below); and

(e) no material consent, approval, authorization, order, registration or qualification of or with any governmental authority is required for the execution, delivery and performance by the Maker of its obligations under this Note except for those that have been obtained or made and are in full force and effect or those the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

As used herein, “Material Adverse Effect” shall mean a material adverse effect on (a) the business operations, properties, assets or financial condition of the Maker and is subsidiaries, taken as a whole, (b) the ability of the Maker to pay and perform its obligations under this Note when due or (c) the legality or validity or binding effect or enforceability against the Maker, of this Note.

5. Covenants. For so long as any advances shall remain outstanding or the Commitment Amount shall be greater than zero:

(a) The Maker will deliver to the Noteholder, within five (5) Business Days of the Chief Executive Officer, the Chief Financial Officer or Treasurer of the Maker (each, a “Responsible Officer”) obtaining actual knowledge that an Event of Default has occurred and is continuing, notification in reasonable detail of such Event of Default.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the Maker will:

(i) except in connection with a transaction described in Section 5(d) below, (A) preserve and maintain its legal existence, (B) preserve all of its material rights, privileges and franchises; and (C) remain in good standing under the laws of each state in which it conducts business and its jurisdiction of organization;

(ii) comply with the requirements of, and conduct its business in compliance with, all applicable laws, rules, regulations and orders of governmental authorities (including, without limitation, truth in lending, real estate settlement procedures and environmental laws); and

(iii) pay and discharge all taxes and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, charge or levy the payment of which is being contested in good faith and against which adequate reserves are being maintained (as determined in good faith by the Maker).

(c) The Maker shall use the proceeds of all advances under this Note for general corporate purposes; provided, that no portion of the proceeds of any advance shall be used by the Maker in any manner that is in violation in any material respect of any law applicable to the Maker.

(d) The Maker shall not consummate any merger, consolidation or amalgamation to which it is a party or liquidate, wind up or dissolve itself (or consent to any liquidation, winding up or dissolution of itself), or dispose or permit the disposition of all or substantially all of the assets of the Maker (each of the foregoing, a “Fundamental Change Transaction”) unless prior to or substantially concurrently with the consummation of such Fundamental Change Transaction either (i) the surviving, resulting or successor entity of such merger consolidation or amalgamation, recipient of the assets distributed in such liquidation, winding up or dissolution, or purchaser of such assets, as the case may be, in such Fundamental Change Transaction shall expressly assume the obligations of the Maker hereunder or (ii) the Commitment Amount is reduced to zero and all outstanding principal and all accrued and unpaid interest under this Note are repaid in full.

6. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)	the Maker shall fail to make payment on the Maturity Date of the outstanding principal amount of this Note;

(b)

the Maker shall fail to make payment when due of any interest accrued on any obligations outstanding under this Note and such failure continues for a period of ten (10) Business Days following the failure of the Maker to make such payment;

(c)

the Maker shall fail to observe or perform, as required by the relevant provision, any covenant contained in Section 5 of this Note and (other than in the case of the covenant contained in Section 5(d)) such failure to observe or perform shall continue unremedied for a period of thirty (30) days after the earlier of a Responsible Officer of the Maker obtaining actual knowledge of such failure or delivery of written notice of such failure by the Noteholder to the Maker;

(d)	any representation or warranty made or expressly deemed made by the Maker in this Note being untrue in any material respect as of the date made or expressly deemed made;

(e)

(i) the Maker shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against the Maker seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or an order for relief shall be entered by a court of competent jurisdiction in respect of the Maker in any such proceeding, or an order for the appointment of a receiver, trustee, custodian or other official having similar powers over the Maker shall be entered by any such court in respect of the Maker, or any substantial part of its property, in any such proceeding, which, in each case under this clause (ii) (other than in the case of a proceeding instituted by the Maker with respect to itself) shall remain undismissed, unstayed, unvacated and unbonded for a period of one hundred and twenty (120) consecutive days; or

(f)

default shall occur under the documentation for any indebtedness for borrowed money of the Maker or any of its subsidiaries with an aggregate outstanding principal amount in excess of $30,000,000 if such default (i) constitutes the failure to pay the outstanding principal amount of such indebtedness at the scheduled final maturity date thereof, determined after giving effect to any applicable periods of grace or (ii) has resulted in the acceleration of the entire outstanding principal amount of such indebtedness prior to its scheduled final maturity date, and in the case of each of (i) and (ii) such indebtedness is not otherwise repaid or refinanced;

then, in the case of any of the Events of Default specified above, the Noteholder may, by written notice to the Maker, terminate the Commitment Amount and declare the entire outstanding principal amount of this Note and all accrued and unpaid interest thereon forthwith due and payable, whereupon the Commitment Amount shall be reduced to zero and such outstanding principal amount and interest shall become immediately due and payable, without demand, protest, presentment, notice of dishonor or any other notice or demand whatsoever, all of which are hereby waived by the Maker, and exercise all rights and remedies available to it under applicable law; provided that in the case of an Event of Default specified in clause (e) above, the Commitment Amount shall immediately and automatically be terminated and reduced to zero and the entire principal amount of this Note and all accrued and unpaid interest thereon shall become immediately and automatically due and payable without any notice to the Maker.

7. Assignments. This Note shall be binding upon and inure to the benefit of each of the Maker and the Noteholder and their respective legal successors and registered permitted assigns; provided, this

Note shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties hereto, and any assignment without such consent shall be null and void. Notwithstanding the foregoing, the Noteholder shall not be restricted in its right to assign all or any portion of its rights and obligations in respect of this Note (a) to any entity that is not a competitor or a known or identified affiliate of a competitor of the Maker or any of its subsidiaries while any Event of Default referred to in Section 5(a) or 5(e) above has occurred and is continuing or (b) to any subsidiary of the Noteholder if the Maker fails to remain a “publicly offered REIT” within the meaning of Section 856(c)(5)(L) of the Internal Revenue Code of 1986, as amended and the Noteholder reasonably determines that its continued ownership of an interest in this Note is likely to result in adverse tax consequences for the Noteholder or its direct or indirect owners; provided, that with respect to clause (b) above, (i) any such assignment shall not relieve the Noteholder of its obligation to fund advances to the Maker in accordance with Section 2 hereof in the event that such assignee subsidiary fails to fund the same in accordance with Section 2 hereof and (ii) the Noteholder shall be responsible for any breach by any such assignee subsidiary of the obligations hereunder that are applicable to the Noteholder. The initial Noteholder, acting solely for this purpose as an agent of the Maker, shall maintain at one of its offices a register for the recordation of the names and addresses of the Noteholders and the principal amounts (and stated interest) of the advances evidenced by this Note owing to each Noteholder pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Maker and the Noteholders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Noteholder hereunder for all purposes of this Note unless the assignment to such person of an interest herein was not permitted by the terms of this Note. The Register shall be available for inspection by the Maker and any Noteholder, at any reasonable time and from time to time upon reasonable prior notice.

8. Savings Clause. Notwithstanding anything to the contrary contained herein, in no event will the Maker be required to pay a rate of interest in excess of the maximum interest rate permitted under law applicable to the Maker. In the event that the Noteholder ever receives from the Maker, as interest, any amount in excess of the maximum rate permitted by law applicable to the Maker, all amounts so received shall be deemed partial prepayments of principal by the Maker and applied as of the date received or, if the principal amount of this Note has been paid, refunded to the Maker.

9. Severability. The provisions of this Note shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Note, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Note and the application of such provision to other persons or entities or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10. Notices. Notices, requests, instructions or other documents to be given under this Note shall be in writing and shall be deemed given, (a) when delivered, if delivered personally to the intended recipient, (b) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received) and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the address set forth on each party’s signature page hereto or to such other persons or addresses as may be designated in writing to the other party by the party to receive such notice as provided on the respective signature pages hereto.

11. No Guarantees or Third Party Liability. No recourse shall be had for the payment of the principal or interest of this Note, or for any premium or other claim based hereon, or otherwise in respect hereof, against any incorporator, stockholder, employee, agent, officer or director, past, present or future of Maker, or by the enforcement of any assessment or penalty, or otherwise, all such liability being expressly waived and released by Noteholder’s acceptance of this Note.

12. Counterparts; Effectiveness. This Note may be executed in any number of counterparts (including by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

13. Modification or Amendment. This Note may only be amended, modified or supplemented in writing by the parties hereto, by action of the boards of directors (or equivalent managers) of the respective parties.

14. Waiver. Any provision of this Note may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

15. Entire Agreement. This Note (including any exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

16. Expenses. Except as otherwise expressly provided herein or in the Termination and Settlement Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Note shall be paid by the party incurring such costs and expenses.

17. No Third-Party Beneficiaries. This Note is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder.

18. GOVERNING LAW; JURISDICTION. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. THE PARTIES HERETO HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

19. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS NOTE OR THE SUBJECT MATTER

THEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THIS NOTE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.

[signature pages follow]

IN WITNESS WHEREOF, the Maker and the Noteholder have caused this Note to be duly executed as of the day and year first above written.

FRONT YARD RESIDENTIAL CORPORATION, as the Maker

By:	/s/ Robin N. Lowe
Name:	Robin N. Lowe
Title:	Chief Financial Officer

Address for Notices:
Front Yard Residential Corporation 5100 Tamarind Reef
Christiansted, United States Virgin Islands 00820
Attention: Michael Lubin
Email: frontyardresidential@altisourceamc.com with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP 767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello
Sachin Kohli
Email: michael.aiello@weil.com sachin.kohli@weil.com

[Signature Page to Non-Negotiable Promissory Note]

AMHERST SFRP VI REIT, LLC, as Noteholder

By:	/s/ Joseph Gatti
Name:	Joseph Gatti
Title:	Vice President and Secretary

Address for Notices:
c/o Amherst Residential, LLC 5001 Plaza on the Lake, Suite 200
Austin, TX 78746
Attention: Joseph Gatti
Email: jgatti@amherst.com with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP 200 Park Avenue
New York, NY 10166
Attention: Eduardo Gallardo
Email: egallardo@gibsondunn.com

[Signature Page to Non-Negotiable Promissory Note]

EXHIBIT A

REQUEST FOR ADVANCE

Date: ________________________

Draw No.: ____________________

Re: Non-Negotiable Promissory Note, dated May 4, 2020 (the “Note”), made by FRONT YARD RESIDENTIAL CORPORATION, a Maryland corporation (with its successors, the “Maker”), in favor of AMHERST SFRP VI REIT, LLC, a Delaware limited liability company (the “Noteholder”).

1.	Pursuant to the Note, the Maker hereby requests from the Noteholder an advance (the “Advance”) in the amount of [•] U.S. Dollars (U.S.$[________________]) on [date].

2.	The Maker hereby requests that the Advance be made by wire transfer of immediately available funds at the following account: [•];

3.	The principal amount outstanding under the Note, after giving effect to the Advance is [______________] U.S. Dollars (U.S.$[______________]); and

4.	The Maker hereby certifies that it has duly caused this Request for Loan Advance to be signed on its behalf by the undersigned, thereto duly authorized.

[signature page follows]

IN WITNESS WHEREOF, the Maker has executed and delivered this Request for Advance to the Noteholder as of this ______ day of ___________, 20__.

FRONT YARD RESIDENTIAL CORPORATION,
as the Maker

By:
Name:
Title:

[Signature Page to Request for Advance]